UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Nikkel, John Glen
   1000 Kensington Tower
   7130 South Lewis
   Tulsa, OK  74136
   USA
2. Issuer Name and Ticker or Trading Symbol
   Unit Corporation
   UNT
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 31, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President and Chief Operating Officer
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock                 |12/22/|A   |14,969            |A  |           |209,956            |D     |                           |
                             |98    |    |                  |   |           |                   |      |                           |
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Common Stock                 |      |    |                  |   |           |76,000             |I*    |By Spouse                  |
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Common Stock                 |      |    |                  |   |           |7,149              | I    |By Nike Exploration        |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Stock Option(right to bu|$3.75   |12/22|M   |40,000     |A  |(1)  |12/22|Common Stock|40,000 |       |40,000      |D  |            |
y)                      |        |/98  |    |           |   |     |/08  |            |       |       |            |   |            |
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Explanation of Responses:
(1) The option becomes exercisable in annual increments of 8,000 shares commencing 12/22/99, the first anniversary date of the
grant.
* The reporting person disclaims beneficial ownership of these shares and this report should not be deemed an admission that the reporting person is the beneficial owner of such shares for purposes of Section 16 or for any other
purpose.
SIGNATURE OF REPORTING PERSON
/s/ John G. Nikkel
DATE
January 7, 1999